Exhibit 3(i)

BB&T CORPORATION

ARTICLES OF INCORPORATION

BB&T CORPORATION

Articles of Incorporation

(As Restated effective February 25, 2009)

ARTICLE I

The name of the Corporation is BB&T Corporation.

ARTICLE II

The period of duration of the Corporation shall be unlimited and perpetual.

ARTICLE III

The purposes for which the Corporation is organized are:

(a) To act as a holding company; to operate, serve and conduct business as a holding company of one or more banks and other corporations; to acquire and own shares of stock or other interests in other businesses and corporations of any lawful character including without limitation, banks, insurance agencies, mortgage loan and servicing businesses, data processing businesses, factoring businesses, credit card businesses, farm and forestry management and agency businesses, and other financially related businesses; to furnish services of all types to and for such banks, corporations and businesses; and as shareholder or as owner of other interests in such banks, corporations and businesses, to exercise all rights, powers and privileges of ownership incident thereto.

(b) To itself operate insurance agencies; to make and acquire mortgage loans and render mortgage loan services; to render data processing services; to render factoring services; to operate consumer and small loan businesses and to make, acquire and service consumer and small loans; to organize, operate and manage mutual funds; to render travel services; to operate credit card businesses; to acquire, own and lease all types of equipment and property; to engage in farming and forestry; to render farm and forestry management and agency services and to engage in and operate all types of farming, agricultural and forestry businesses; to lend its own money; to act as agent or broker in procuring and making loans; and to render financial, management and business services of all types.

(c) To engage in, operate, conduct, perform or participate in every kind of financial, commercial, agricultural, mercantile, manufacturing, industrial, mining, transportation or other enterprise, business, work, contract, undertaking, venture, or operation.

(d) To carry on any other business to any extent and in any manner not prohibited by the laws of North Carolina, or, where the Corporation may seek to do business elsewhere, by local laws; and to engage in, operate and conduct any business which may be deemed adapted, directly or indirectly, to add to the profits of its principal businesses or to increase the value of its assets.

(e) To do all and everything necessary, suitable, expedient or proper for the accomplishment of any of the objects and purposes herein enumerated, or incidental to the powers herein named, or incidental to the protection or benefit of the Corporation, and, in general, to carry on any lawful business necessary or incidental to the attainment of the objects or purposes of the Corporation, or which may be conveniently carried on in connection with any of the business of the Corporation, with all the powers now or hereafter conferred by the laws of North Carolina upon corporations of like character.

ARTICLE IV

The Corporation shall have the authority to issue 1,000,000,000 shares of Common Stock, par value $5.00 each, and 5,000,000 shares of Preferred Stock, par value $5.00 each. The designations of each class are as follows:

(a) The first class is Common Stock in the amount of 1,000,000,000 shares, par value $5.00 each share.

(b) The second class is Preferred Stock in the amount of 5,000,000 shares, par value $5.00 each share. The Preferred Stock may be issued from time to time in one or more series, and authority is expressly vested in the Board of Directors without action of shareholders to divide the Preferred Stock into series, to provide for the issuance thereof, and to fix and determine the relative rights, voting powers, preferences, limitations, and designations of the shares of any series so established. Authority is expressly vested in the Board of Directors, without limitation, to determine: (1) The number of shares to constitute such series and the distinctive designation thereof; (2) The dividend rate, conditions and time of accrual and payment thereof, and the dividend preferences, if any, between the classes of stock and between the series of Preferred Stock; (3) Whether dividends shall be cumulative and, if so, the date from which dividends on each such series shall accumulate; (4) Whether, and to what extent, the holders of one or more series of Preferred Stock shall enjoy voting rights, if any, in addition to those prescribed by law; (5) Whether, and upon what terms, Preferred Stock will be convertible into or exchangeable for shares of any class or any other series of the same class; and (6) Whether, and upon what terms, the Preferred Stock, will be redeemable, and the preference, if any, to which the Preferred Stock will be entitled in the event of voluntary liquidation, dissolution or winding up of the Corporation.

6 3/4% Cumulative Convertible Preferred Stock, Series A. The Corporation has designated 770,000 shares of the authorized but unissued shares of the Corporation’s Preferred Stock, par value $5.00 per share, as 6 3/4% Cumulative Convertible Preferred Stock, Series A (the “Series A Preferred Stock”). The terms of the Series A Preferred Stock, in the respect in which the shares of such series may vary from shares of any and all other series of Preferred Stock, are as follows:

(1) Stated Value. The Series A Preferred Stock shall have a stated value of $100.00 per share.

(2) Dividends and Distributions.

(a) The holders of shares of Series A Preferred Stock shall be entitled to receive, when and as declared by the Board of Directors, out of assets of the Corporation legally available for payment, cash dividends, accruing from the date of issuance, at the annual rate of $6.75 per share, and no more, payable quarterly on February 15, May 15, August 15, and November 15 of each year (each quarterly period ending on any such date being hereinafter referred to as a “dividend period”), commencing May 15, 1992. The initial dividend for the period commencing February 11, 1992 to, but not including, May 15, 1992, will be $1.7625 per share and will be payable on May 15, 1992. The date of initial issuance of share of Series A Preferred Stock is hereinafter referred to as the “Issue Date.” Dividends payable on the Series A Preferred Stock (i) for any period less than a full dividend period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months and (ii) for each full dividend period, shall be computed by dividing the annual dividend rate by four. Each such dividend will be payable to holders of record as they appear on the stock register of the Corporation on such record dates, not more than 60 days nor less than 10 days preceding the payment dates, as shall be fixed by the Board of Directors.

(b) Dividends on shares of Series A Preferred Stock shall be cumulative from the date of issue whether or not there shall be funds legally available for payment thereof. Accumulations of dividends on Series A Preferred Stock shall not bear interest. The Corporation shall not (i) declare or pay or set apart for payment any dividends or distributions on any stock ranking as to dividend junior to the Series A Preferred Stock (other than dividends paid in shares of capital stock ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up or options, warrants or rights to subscribe for such junior stock) or (ii) make any purchase or redemption of, or any sinking fund payment for the purchase of, any stock ranking as to dividends on a parity with or junior to the Series A Preferred Stock (except by conversion into or exchange for capital stock of the Corporation ranking junior to the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up) unless all dividends payable on all outstanding shares of Series A Preferred stock for all past dividend periods shall have been paid in full or declared and a sufficient sum set apart for payment thereof; provided, however, that any moneys theretofore deposited in any sinking fund with respect to any Preferred Stock of the Corporation in compliance with the provisions of such sinking fund may thereafter be applied to the purchase or redemption of such Preferred Stock in accordance with the terms of such sinking fund regardless of whether at the time of such application all dividends payable on all outstanding shares of Series A Preferred Stock shall have been paid in full or declared and a sufficient sum set apart for payment thereof.

(c) All dividends declared on shares of Series A Preferred Stock and any other class of Preferred Stock or series thereof ranking on a parity as to dividends with the Series A Preferred Stock shall be declared pro rata, so that the amount of dividends declared per share on the Series A Preferred Stock and such other Preferred Stock for the same dividend period, or for the dividend period of the Series A Preferred Stock ending within the dividend period of such other stock, shall, in all cases, bear to each other the same ratio that accrued dividends per share on shares of the Series A Preferred Stock and such other stock bear to each other.

(3) Liquidation Preferences.

(a) In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, the holders of Series A Preferred Stock shall be entitled to receive out of the assets of the Corporation available for distribution to shareholders an amount equal to $100.00 per share plus an amount equal to any accrued and unpaid dividends thereon to but excluding the date of such distribution, and no more, before any distribution shall be made to the holders of any class of stock of the Corporation ranking junior to the Series A Preferred Stock as to liquidation payments, but the holders of Series A Preferred Stock shall not be entitled to receive such distribution until the liquidation preference of any other shares of the Corporation’s capital stock ranking senior to the Series A preferred Stock with respect to rights upon liquidation, dissolution or winding up shall have been paid (or a sufficient sum set aside for payment thereof) in full.

(b) In the event the assets of the Corporation available for distribution to shareholders upon any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, shall be insufficient to pay in full the amounts payable with respect to the Series A Preferred Stock and any other shares of Preferred Stock of the Corporation ranking on a parity with the Series A Preferred Stock as to the distribution of assets, the holders of the Series A Preferred Stock and the holders of such other Preferred Stock shall share ratably in any distribution of assets of the Corporation in proportion to the full respective preferential amounts to which they are entitled.

(c) The merger or consolidation of the Corporation into or with any other corporation, the merger or consolidation of any other corporation into or with the Corporation or the sale, lease or conveyance of all or part of the property or business of the Corporation shall not be deemed a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this Paragraph 3.

(4) Redemption.

(a) The Corporation, at its option, may redeem any or all shares of Series A Preferred Stock at any time on or after March 1, 1996, at the redemption prices set forth below, plus an amount equal to accrued and unpaid dividends thereon to but excluding the date of redemption (the “Redemption Price”):

Twelve month period Beginning March 1,	Redemption Price
1996	$104.050
1997	$103.375
1998	$102.700
1999	$102.025
2000	$101.350
2001	$100.675
2002 and thereafter	$100.00

(b) If less than all the outstanding shares of Series A Preferred Stock are to be redeemed, the shares to be redeemed shall be selected pro rata as nearly as practicable or by lot, or by such other method as the Board of Directors may determine to be equitable (with adjustments to avoid fractional shares).

(c) Notice of any redemption shall be given by first class mail, postage prepaid, mailed not less than 30 nor more than 60 days prior to the date fixed for redemption to the holders of record of the shares of Series A Preferred Stock to be redeemed, at their respective addresses appearing on the books of the Corporation. Notice so mailed shall be conclusively presumed to have been duly given whether or not actually received. Such notice shall state: (i) the date fixed for redemption; (ii) the Redemption Price; (iii) that the holder has the right to convert such shares into Common Stock until the close of business on the redemption date; (iv) the then-effective conversion price and the place where certificates for such shares may be surrendered for conversion; (v) if less than all shares held by such holder are to be redeemed, the number of shares to be redeemed from such holder; (vi) the place where certificates for such shares are to be surrendered for payment of the Redemption Price; and (vii) that after such date fixed for redemption the shares to be redeemed shall not accrue dividends.

(d) At the option of the Corporation, if notice of redemption is mailed as aforesaid, and if prior to the date fixed for redemption funds sufficient to pay in full the Redemption Price are deposited in trust, for the account of the holders of the shares to be redeemed, with a bank or trust company named in such notice doing business in the Borough of Manhattan, the City of New York, State of New York or the State of North Carolina and having capital surplus and undivided profits of at least $50 million (which bank or trust company also may be the transfer agent and/or paying agent for the Series A Preferred Stock) notwithstanding the fact that any certificate(s) for shares called for redemption shall not have been surrendered for cancellation, on and after such date of deposit the shares represented thereby so called for redemption shall be deemed to be no longer outstanding, and all rights of the holders of such shares as shareholders of the Corporation shall cease, except the right of the holders thereof to convert such shares in accordance with the provisions of Paragraph 5 at any time prior to the close of business on the redemption date and the right of the holders thereof to receive out of the funds so deposited in trust the Redemption Price, without interest, upon such surrender of the certificate(s) representing such shares. Any funds so deposited with such bank or trust company in respect of shares of Series A Preferred Stock converted before the close of business on the redemption date shall be returned to the Corporation upon such conversion. Any funds so deposited with such bank or trust company which shall remain unclaimed by the holders of shares called for redemption at the end of two years after the redemption date shall be repaid to the Corporation, on demand, and thereafter the holder of any such shares shall look only to the Corporation for the payment, without interest, of the Redemption Price.

(e) Any provisions of this Paragraph 4 to the contrary notwithstanding, in the event that any quarterly dividend payable on the Series A Preferred Stock shall be in arrears and until all such dividends in arrears shall have been paid or declared and set apart for payment, the Corporation shall not redeem any shares of Series A Preferred Stock unless all outstanding shares of Series A Preferred Stock are simultaneously redeemed and shall not purchase or otherwise acquire any shares of Series A Preferred Stock except in accordance with a purchase offer made by the Corporation on the same terms to all holders of record of Series A Preferred Stock.

(5) Conversion Rights. The holders of shares of Series A Preferred Stock shall have the right, at their option, to convert such shares into shares of Common Stock on the following terms and conditions:

(a) Shares of Series A Preferred Stock shall be convertible at any time on the basis of their stated value into fully paid and nonassessable shares of Common Stock at a conversion price of $16.93 per share of Common Stock (the “Conversion Price”). The Conversion Price shall be subject to adjustment from time to time as hereinafter provided. No payment or adjustment shall be made on account of any accrued and unpaid dividends on shares of Series A Preferred Stock surrendered for conversion prior to the record date for the determination of shareholders entitled to such dividends or on account of any dividends on the shares of Common Stock issued upon such conversion subsequent to the record date for the determination of shareholders entitled to such dividends. If any shares of Series A Preferred Stock shall be called for redemption, the right to convert the shares designated for redemption shall terminate at the close of business on the date fixed for redemption unless default is made in the payment of the Redemption Price. In the event of default in the payment of the Redemption Price, the right to convert the shares designated for redemption shall terminate at the close of business on the date that such default is cured.

(b) To convert shares of Series A Preferred Stock into Common Stock, the holder thereof shall surrender the certificate therefor, duly endorsed if the Corporation shall so require, or accompanied by appropriate instruments of transfer satisfactory to the Corporation, at the office of the Transfer Agent for the Series A Preferred Stock, or at such other office as may be designated by the Corporation, together with written notice that such holder irrevocably elects to convert such shares. Such notice shall also state the name and address in which such holder wishes the certificate for the shares of Common Stock issuable upon conversion to be issued. As soon as practicable after receipt of the Certificate representing the shares of Series A Preferred Stock to be converted and the notice of election to convert the same, the Corporation shall issue and deliver at said office a certificate or certificates for the number of whole shares of Common Stock issuable upon conversion of the shares of Series A Preferred Stock surrendered for conversion, together with a cash payment in lieu of any fraction of a share, as hereinafter provided, to the person entitled to receive the same. Shares of Series A Preferred Stock shall be deemed to have been converted immediately prior to the close of business on the date such shares are surrendered for conversion and notice of election to convert the same is received by the Corporation in accordance with the foregoing provisions, and the person entitled to receive the Common Stock issuable upon such conversion shall be deemed for all purposes to the record holder of such common stock as of such date.

(c) In the case of any share of Series A Preferred Stock that is converted after any record date with respect to the payment of a dividend on the Series A Preferred Stock and on or prior to the date on which such dividend is payable by the Corporation (the “Dividend Due Date”) the dividend due on such Dividend Due Date shall be payable on such Dividend Due Date to the holder of record of such shares as of such preceding record date notwithstanding such conversion. Shares of Series A Preferred Stock surrendered for conversion during the period from the close of business on any record date with respect to the payment of a dividend on the Series A Preferred Stock next preceding any Dividend Due Date to the opening of business on such Dividend Due Date shall (except in the case of shares of Series A Preferred Stock which have been called for redemption on a redemption date within such period) be accompanied by payment in next-day funds or other funds acceptable to the Corporation of an amount equal to the dividend payable on such Dividend Due Date on the shares of Series A Preferred Stock being surrendered for conversion. The dividend with respect to a share of Series A Preferred Stock called for redemption on a redemption date during the period from the close of business on any record date with respect to the payment of a dividend on the Series A Preferred Stock next preceding any Dividend Due Date to the opening of business on such Dividend Due Date shall be payable on such Dividend Due Date to the holder of record of such shares of such dividend record date notwithstanding the conversion of such share of Series A Preferred Stock after such record date and prior to such Dividend Due Date, and the holder converting such share of Series A Preferred Stock need not include a payment of such dividend amount upon surrender of such share of Series A Preferred Stock for conversion. Except as provided in this paragraph, no payment or adjustment shall be made upon any conversion on account of any dividends accrued on shares of Series A Preferred Stock surrendered for conversion or on account of any dividends on the shares of Common Stock issued upon conversion.

(d) No fractional shares of Common Stock shall be issued upon conversion of any shares of Series A Preferred Stock. If more than one share of Series A Preferred Stock is surrendered at one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares so surrendered. If the conversion of any shares of Series A Preferred Stock results in a fractional share of Common Stock, the Corporation shall pay cash in lieu thereof in an amount equal to such fraction multiplied by the closing price, as defined in subsection (vi) of Paragraph 5 (e) below, on the date on which the shares of Series A Preferred Stock were duly surrendered for conversion, or if such date is not a trading date, on the next succeeding trading date.

(e) The Conversion Price shall be adjusted from time to time as follows:

(i) In case the Corporation shall pay or make a dividend or other distribution on shares of Common Stock in Common Stock, the Conversion Price in effect at the opening of business on the date following the date fixed for the determination of shareholders entitled to receive such dividend or other distribution shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination and the denominator shall be the sum of such number of shares and the total number of shares constituting such dividend or other distribution, such reduction to become effective immediately after the opening of business on the date following the date fixed for such determination. For purposes of this subsection, the number of shares of Common Stock at any time outstanding shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(ii) In case the Corporation shall issue rights or warrants to all holders of its Common Stock entitling them to subscribe for or purchase shares of Common Stock at a price per share less than the current market price per share (determined as provided in subsection (vi) below) of the Common Stock on the date fixed for the determination of shareholders entitled to receive such rights or warrants (other than pursuant to a dividend reinvestment plan), the Conversion Price in effect at the opening of business on the day following the date fixed for such determination shall be reduced by multiplying such Conversion Price by a fraction of which the numerator shall be the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock which the aggregate of the offering price of the total number of shares of Common Stock so offered for subscription or purchase would purchase at such current market price and the denominator shall the number of shares of Common Stock outstanding at the close of business on the date fixed for such determination plus the number of shares of Common Stock so offered for subscription or purchase, such reduction to become effective immediately after the opening of business on the day following the date fixed for such determination. For the purposes of this subsection (ii), the number of shares of Common Stock at anytime outstanding shall include shares issuable in respect of scrip certificates issued in lieu of fractions of shares of Common Stock.

(iii) In case outstanding shares of Common Stock shall be subdivided into a greater number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such subdivision becomes effective shall be proportionately reduced, and, conversely, in case outstanding shares of Common Stock shall be combined into a smaller number of shares of Common Stock, the Conversion Price in effect at the opening of business on the day following the day upon which such combination becomes effective shall be proportionately increased, such reduction or increase, as the case may be, to become effective immediately after the opening of business on the day following the day upon which such subdivision or combination becomes effective.

(iv) In case the Corporation shall, by dividend or otherwise, distribute to all holders of its Common Stock evidences of its indebtedness or assets (including securities, but excluding any rights or warrants referred to in subsection (ii) above, any dividend or distribution paid in cash out of the retained earnings of the Corporation and any dividend or distribution referred to in subsection (i) above, the Conversion Price shall be adjusted so that the same shall equal the price determined by multiplying the Conversion Price in effect immediately prior to the close of business on the date fixed for the determination of shareholders entitled to receive such distribution by a fraction of which the numerator shall be the current market price per share (determined as provided in subsection (vi) below) of the Common Stock on the date fixed for such determination less the then fair market value (as determined by the Board of Directors, whose determination shall be conclusive and shall be described in a statement filed with the Transfer Agent) of the portion of the evidences of indebtedness or assets so distributed applicable to one share of Common Stock and the denominator shall be such current market price per share of the Common Stock, such adjustment to become effective immediately prior to the opening of business on the day following the date fixed for the determination of shareholders entitled to receive such distribution.

(v) The reclassification of Common Stock into securities including securities other than Common Stock (other than any reclassification upon consolidation or merger to which Paragraph 5 (g) below applies) shall be deemed to involve (A) a distribution of such securities other than Common Stock to all holders of Common Stock (and the effective date of such reclassification shall be deemed to be “the date fixed for the determination of shareholders entitled to receive such distribution” within the meaning of subsection (iv) above), and (B) a subdivision or combination, as the case may be, of the number of shares of Common Stock outstanding immediately prior to such reclassification into the number of shares of Common Stock outstanding immediately thereafter (and the effective date of such reclassification shall be deemed to be “the day upon which such subdivision or combination becomes effective” within the meaning of subsection (iii) above).

(vi) For the purpose of any computation under subsections (ii) and (iv) above, the current market price per share of Common Stock on any day shall be deemed to be the average of the daily closing prices for the ten consecutive trading days selected by the Board of Directors commencing not more than 20 trading days before and ending not later than the day in question. The closing price for each day shall be the reported last sale price regular way or, in case no such reported sale takes place on such day, the average of the reported closing bid and asked prices regular way, in either case on the New York Stock Exchange or, if the Common Stock is not listed or admitted to trading on such exchange, on the principle national securities exchange on which the Common Stock is listed or admitted to trading or, if not listed or admitted to trading on any national securities exchange, on the National Association of Securities Dealers Automated Quotation National Market System or, if the Common Stock is not listed or admitted to trading any national securities exchange or quoted on such National Market System, the average of the closing bid and asked prices in the over-the-counter market as furnished by any New York Stock Exchange member firm selected from time to time by the Board of Directors for that purpose.

(vii) No adjustment in the Conversion Price for the Series A Preferred Shares shall be required unless such adjustment would require an increase or decrease of at least 1% in such price; provided, however, that any adjustments which by reason of this paragraph (vii) are not required to be made shall be carried forward and taken into account in any subsequent adjustment. All calculations under this Section shall be made to the nearest cent or to the nearest one-hundredth of a share, as the case may be.

(f) Whenever the Conversion Price shall be adjusted as herein provided (i) the Corporation shall forthwith make available at the office of the Transfer Agent for the Series A Preferred Stock a statement describing in reasonable detail the adjustment, the facts requiring such adjustment and the method of calculation used; and (ii) the Corporation shall cause to be mailed by first class mail, postage prepaid, as soon as practicable to each holder of record of shares of Series A Preferred Stock a notice stating that the Conversion Price has been adjusted and setting forth the adjusted Conversion Price.

(g) In the case of any consolidation or merger to which the Corporation is a party and as a result of which holders of Common Stock shall be entitled to receive securities, cash or other property with respect to or in exchange for such Common Stock, or in case of any sale or conveyance to another corporation of the property of the Corporation as an entirety or substantially as an entirety, or in case of any reclassification or change in outstanding shares of Common Stock (other than a change in par value, or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination of the Common Stock), there will be no adjustment of the Conversion Price but the holder of each share of Series A Preferred Stock then outstanding will have the right thereafter to convert such share into the kind and amount of securities, cash, or other property which such holder would have owned or have been entitled to receive immediately after such consolidation or merger, sale or conveyance or reclassification or change had such share been converted immediately prior to the effective date of such consolidation or merger, sale or conveyance or reclassification or change. The adjustments described in this paragraph shall be subject to further adjustments as appropriate that shall be as nearly equivalent as may be practicable to the relevant adjustments provided for in Paragraph 5 (e) and this paragraph 5 (g). If, in the case of any such consolidation, merger, sale or conveyance, the stock or other securities and property receivable thereupon by a holder of shares of Common Stock includes shares of stock, securities or other property or assets (including cash) of an entity other than the successor or acquiring entity, as the case may be, in such consolidation, merger, sale or conveyance, then the Corporation shall enter into an agreement with such other entity for the benefit of the holders of Series A Preferred Stock that shall contain such provisions to protect the interests of such holders as the Board of Directors shall reasonably consider necessary by reason of the foregoing. The provisions of this Paragraph 5 (g) shall similarly apply to successive consolidations, mergers, sales, exchanges, reclassifications or changes.

(h) The Corporation shall pay any taxes that may be payable in respect of the issuance of shares of Common Stock upon conversion of shares of Series A Preferred Stock, but the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance of shares of Common Stock in any name other than that in which the shares of Series A Preferred Stock so converted are registered, and the Corporation shall not be required to issue or deliver any such shares unless and until the person requesting such issuance shall have paid to the Corporation the amount of any such taxes, or shall have established to the satisfaction of the Corporation that such taxes have been paid.

(i) The Corporation may make such reductions in the Conversion Price, in addition to those required by subsections (i) through (iv) of Paragraph 5 (e) above, as it considers to be advisable in order that any event treated for federal income tax purposes as a dividend of stock or stock rights shall not be taxable to the recipients.

(j) The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock the full number of shares of Common Stock issuable upon the conversion of all shares of Series A Preferred Stock then outstanding.

(k) In the event that:

(i) the Corporation shall declare a dividend or any other distribution of its Common stock, payable otherwise than in cash out of retained earnings; or

(ii) the Corporation shall authorize the granting to the holders of its Common Stock of rights to subscribe for or purchase any shares of capital stock of any class or of any other rights; or

(iii) the Corporation shall purpose to effect any consolidation of the Corporation with or merger of the Corporation with or into any other corporation or a sale of the assets of the Corporation substantially as an entirety which would result in an adjustment under Paragraph 5 (g);

the Corporation shall cause to be mailed to the holders of record of Series A Preferred Stock at least 20 days prior to the applicable date hereinafter specified a notice stating (x) the date on which a record is to be taken for the purpose of such dividend, distribution or rights or, if a record is not to be taken, the date as of which the holders of Common Stock of record to be entitled to such dividend, distribution or rights are to be determined or (y) the date on which such consolidation, merger or sale is expected to become effective, and the date as of which it is expected that holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such consolidation, merger or sale. Failure to give such notice, or any defect therein, shall not affect the legality or validity of such dividend, distribution, consolidation, merger or sale.

(6) Voting Rights. Other than as required by applicable law, the Series A Preferred Stock shall not have any voting powers either general or special, except that:

(a) Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the consent of the holders of at least two-thirds of all of the shares of the Series A Preferred Stock at the time outstanding, given in person or by proxy, either in writing or by a vote at a meeting called for the purpose at which the holders of shares of Series A Preferred Stock shall vote together as a separate class, shall be necessary to (i) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to the Series A Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, (ii) authorize, create or issue, or increase the authorized or issued amount of, any class or series of stock (including any class or series of Preferred Stock) which ranks on a parity with the Series A Preferred Stock as to dividends and upon liquidation, dissolution or winding up (“Parity Stock”) unless the Articles of Incorporation creating or authorizing such class or series provide that if in any case the stated dividends or amounts payable upon liquidation, dissolution or winding up are not paid in full on the Series A Preferred Stock and all outstanding shares of Parity Stock, the shares of all Parity Stock shall share ratably in the payment of dividends, including accumulations (if any) in accordance with the sums which would be payable on all Parity Stock if all dividends in respect of all shares of Parity Stock were paid in full, and on any distribution of assets upon liquidation, dissolution or winding up ratably in accordance with the sums which would be payable in respect of all shares of Parity Stock if all sums payable were discharged in full, or (iii) amend, alter or repeal the provisions of the Articles of Incorporation, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of such shares of Series A Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or any outstanding series of Preferred Stock or any other capital stock of the Corporation, or the creation and issuance of other series of Preferred

Stock including Series A Preferred Stock, or of any other capital stock of the Corporation, in each case ranking on a parity with or junior to the Series A Preferred Stock with respect to the payment of dividends and the distribution of assets upon liquidation, dissolution or winding up shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

(b) Whenever, at any time or times, dividends payable on the shares of Series A Preferred Stock shall be in arrears in an amount equal to at least six full quarterly dividends, whether or not consecutive, on shares of the Series A Preferred Stock at the time outstanding, the holders of the outstanding shares of Series A Preferred Stock shall have the exclusive right, voting separately as a class together with all other series of cumulative Preferred Stock upon which like voting rights have been conferred and are exercisable, to elect two directors of the Corporation at the Corporation’s next annual meeting of shareholders and at each subsequent annual meeting of shareholders. At elections for such directors, each holder of Series A Preferred Stock shall be entitled to one vote for each share held. Upon the vesting of such right of the holder of Series A Preferred Stock, the maximum authorized number of members of the Board of Directors shall automatically be increased by two. The rights of the holders of the Series A Preferred Stock, voting separately as a class (either alone or together with the holders of shares of all other series of cumulative Preferred Stock upon which like voting rights have been conferred and are exercisable) to elect members of the Board of Directors of the Corporation as aforesaid shall continue until such time as all dividends accumulated on the Series A preferred Stock shall have been paid in full, at which time such right shall terminate, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned.

(c) Each director elected pursuant to Paragraph (b) shall continue to serve as such director for the full term for which he shall have been elected, notwithstanding that prior to the end of such term all dividends accumulated on the Series A Preferred Stock shall have been paid in full. If the office of any director elected by the holders of Series A Preferred Stock voting as a class becomes vacant by reason of death, resignation, retirement, disqualification, removal from office, or otherwise, the remaining director elected by the holders of the Series A Preferred Stock voting as a class may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred. Whenever the term of office of the directors elected by and the special voting powers vested in the holders of Series A Preferred Stock as provided in this section shall have expired, the number of directors shall be such number as may be provided for in the Articles of Incorporation or Bylaws irrespective of any increase made pursuant to the provisions of this section.

(7) Reacquired Shares. Shares of Series A Preferred Stock converted, redeemed, or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of Preferred Stock without designation as to series.

(8) No Sinking Fund. Shares of Series A Preferred Stock are not subject to the operation of a sinking fund.

(c) Series B Junior Participation Preferred Stock of Southern National Corporation.

(1) Designation and Amount. The shares of such series shall be designated as “Series B Junior Participating Preferred Stock” and the number of share constituting such series initially shall be 2,000,000. Such number of shares may be increased or decreased by the Board of Directors; provided, that no decrease shall reduce the number of shares of Series B Junior Participating Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series B Junior Participating Preferred Stock.

(2) Dividends and Distributions

(a) Subject to the prior and superior rights of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series B Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series B Junior Participating Preferred Stock, in preference to the holders of Common Stock, par value $5 per share, of the Corporation (the “Common Stock”) and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of February, May, August and November in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series B Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (a) $1.00 or (b) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends, and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series B Junior Participating Preferred Stock. In the event the Corporation shall on or at any time after December 17, 1996 (the “Rights Declaration Date”) (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine or consolidate the outstanding shares of Common Stock into a smaller number of shares, then in each such case the amount to which holders of shares of Series B Junior Participating Preferred Stock were entitled immediately prior to such event under clause (b) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) The Corporation shall declare a dividend or distribution on the Series B Junior Participating Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, subject to the requirements of applicable law and the Articles of Incorporation, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series B Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series B Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series B Junior Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series B Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series B Junior Participating Preferred Stock in an amount less that the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series B Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

(3) Voting Rights. The holders of shares of Series B Junior Participating Preferred Stock shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of Series B Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Corporation. In the event the Corporation shall at any time on or after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine or consolidate the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series B Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein, in any other amendment to the Articles of Incorporation of the Corporation or by law, the holders of shares of Series B Junior Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one group on all matters submitted to a vote of shareholders of the Corporation.

(c) Except as set forth herein, holders of Series B Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

(4) Certain Restrictions.

(a) Whenever quarterly dividends or other dividends or distributions payable on the Series B Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series B Junior Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not:

(i) declare or pay dividends on, redeem or purchase or otherwise acquire for consideration, or make any other distributions on any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Stock;

(ii) declare or pay dividends on, redeem, or purchase or otherwise acquire for consideration, or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series B Junior Participating Preferred Stock, provided that there may be declared and paid ratably dividends on the Series B junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled; and provided further that the Corporation may at any time redeem or purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series B Junior Participating Preferred Stock;

(iii) purchase or otherwise acquire for consideration any shares of Series B Junior Participating Preferred Stock, or redeem or purchase or otherwise acquire any shares of stock ranking on a parity with the Series B Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Corporation shall not permit any subsidiary of the Corporation (for the account of such subsidiary) to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

(c) No dividend shall be declared and paid, or set apart for payment on, any share of the Series B Junior Participating Preferred Stock or any share of any other series of Preferred Stock or any share of any class of stock, or series thereof, ranking on a parity with this Series as to dividends, for any dividend period unless at the same time a like proportionate dividend for the same dividend period, ratably in proportion to the respective dividends applicable thereto, shall be declared and paid, or set apart for payment on, all shares of this Series and all shares of all other series of Preferred Stock and all shares of any class, or series thereof, ranking on a parity with this Series as to dividends, then issued and outstanding and entitled to receive dividends.

(5) Reacquired Shares. Any shares of Series B Junior Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein, in the Articles of Incorporation of the Corporation (including Articles of Amendment duly adopted in accordance with the North Carolina Business Corporation Act), creating a series of Preferred Stock or any similar stock, or as otherwise required by law.

(6) Liquidation, Dissolution or Winding Up.

(a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Corporation, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series B Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series B Junior Participating Preferred Stock shall have received $100 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment (the “Series B Liquidation Preference”). Following the payment of the full amount of the Series B Liquidation Preference, no additional distributions shall be made to the holders of shares of Series B Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the “Common Adjustment”) equal to the quotient obtained by dividing (i) Series B Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph (c) below to reflect such events as stock splits, stock dividends and recapitalizations with respect to the Common Stock) (such number in clause (ii), the “Adjustment Number”). Following the payment of the full amount of the Series B Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series B Junior Participating Preferred Stock and Common Stock, respectively, holders of Series B Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to one (1) with respect to such Preferred Stock and Common Stock, on a per share basis, respectively.

(b) In the event, however, that there are not sufficient assets available to permit payment in full of the Series B Liquidation Preference and the liquidation preferences of all other series of Preferred Stock, if any, which rank on a parity with the Series B Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences. In the event that there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(c) In the event the Corporation shall at any time on or after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(d) Neither the sale, lease or conveyance of all or substantially all of the property or business of the Corporation, nor the merger, consolidation or statutory share exchange of the Corporation into or with any other corporation or the merger, consolidation or statutory share exchange of any other corporation into or with the Corporation, shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary, for the purposes of this paragraph 6.

(7) Statutory Share Exchange, Merger, Consolidation, etc.

In case the Corporation shall enter into any statutory share exchange, merger, consolidation, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series B Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time on or after the Rights Declaration Date (i) declare any dividend on Common Stock payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock, or (iii) combine or consolidate the outstanding Common Stock into a smaller number of shares, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series B Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(8) No Redemption. The shares of Series B Junior Participating Preferred Stock shall not be redeemable.

(9) Ranking. The Series B Junior Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

(10) Amendment. The Articles of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preferences or special rights of the Series B Junior Participating Preferred Stock so as to affect them adversely, except in accordance with the provisions of Section 55-10-04 of the North Carolina Business Corporation Act, or as otherwise permitted by law.

(11) Fractional Shares. Series B Junior Participating Preferred Stock may be issued in fractions of a share (which shall be integral multiples of one one-hundredth of a share of Series B Junior Participating Preferred Stock), which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series B Junior Participating Preferred Stock.

(d) Fixed Rate Cumulative Perpetual Preferred Stock, Series C

(1) Designation and Number of Shares. There is hereby created out of the authorized and unissued shares of the Corporation’s Preferred Stock, par value $5.00 per share, a series designated as the “Fixed Rate Cumulative Perpetual Preferred Stock, Series C” (the “Designated Preferred Stock”). The authorized number of shares of Designated Preferred Stock shall be 3,134.

(2) Standard Provisions. The Standard Provisions contained in Annex A attached hereto are incorporated herein by reference in their entirety and shall be deemed to be a part of these Articles of Incorporation to the same extent as if such provisions had been set forth in full herein.

(3) Definitions. The following terms are used in this Articles of Incorporation (including the Standard Provisions in Annex A hereto) as defined below:

(a)	“Common Stock” means the common stock, par value $5.00 per share, of the Corporation.

(b)	“Dividend Payment Date” means February 15, May 15, August 15 and November 15 of each year.

(c)	“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation the terms of which expressly provide that it ranks junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation.

(d)	“Liquidation Amount” means $1,000,000 per share of Designated Preferred Stock.

(e)	“Minimum Amount” means $783,410,000.

(f)	“Parity Stock” means any class or series of stock of the Corporation (other than Designated Preferred Stock) the terms of which do not expressly provide that such class or series will rank senior or junior to Designated Preferred Stock as to dividend rights and/or as to rights on liquidation, dissolution or winding up of the Corporation (in each case without regard to whether dividends accrue cumulatively or non-cumulatively).

(g)	“Signing Date” means November 14, 2008.

(4) Certain Voting Matters. Holders of shares of Designated Preferred Stock will be entitled to one vote for each such share on any matter on which holders of Designated Preferred Stock are entitled to vote, including any action by written consent.

ARTICLE V

The number and term of directors of the Corporation shall be fixed by or in accordance with the Bylaws.

ARTICLE VI

In addition to the general powers granted corporations under the laws of the State of North Carolina, the Corporation shall have full power and authority to do the following:

(a) To acquire, by purchase or otherwise, the goodwill, business, property rights, franchises and assets of every kind, with or without undertaking either wholly or in part the liabilities, of any person, firm, association or corporation; and to acquire any property or business as a going concern or otherwise (i) by purchase of the assets thereof wholly or in part, (ii) by acquisition of the shares of any part thereof, or (iii) in any other manner, and to pay for the same in cash or in shares or bonds or other evidences of indebtedness of the Corporation, or otherwise; to hold, maintain and operate, or in any manner dispose of, the whole or any part of the goodwill, business, rights and property so acquired, and to conduct in any lawful manner the whole or any part of any business so acquired; and to exercise all the powers necessary or convenient in and about the management of such business.

(b) To subscribe or cause to be subscribed for, and to take, purchase and otherwise acquire, own, hold, use, sell, assign, transfer, exchange, distribute and otherwise dispose of, the whole or any part of the shares of the capital stock, bonds, coupons, mortgages, deeds of trust, debentures, securities, obligations, evidences of indebtedness, notes, goodwill, rights, assets and property of any and every kind, or any part thereof, of any other corporation or corporations, association or associations, firm or firms, or person or persons, together with shares, rights, units or interest in, or in respect of, any trust estate, now or hereafter existing, and whether created by the laws of the State of North Carolina or any other state, territory or country; and to operate, manage and control such properties, or any of them either in the name of such other corporation or corporations or in the name of the Corporation, and while the owners of any of said shares of capital stock to exercise all the rights, powers and privileges of ownership of every kind and description, including the right to vote thereon, with power to designate some person or persons for that purpose from time to time, and to the same extent as natural persons might or could do.

(c) To promote or aid in any manner, financially or otherwise, any person, firm, corporation or association of which any shares of stock, bonds, notes, debentures or other securities or evidences of indebtedness are held directly or indirectly by the Corporation, and for this purpose to guarantee the contracts, dividends, shares, bonds, debentures, notes and other obligations of such other persons, firms, corporations or associations; and to do any other act or things designed to protect, preserve, improve or enhance the value of such shares, bonds, notes, debentures or other securities or evidences of indebtedness.

(d) To acquire by purchase, subscription, exchange, or in any other lawful manner, and to hold, receive, use, mortgage, pledge, sell, assign, transfer, exchange, dispose of, and otherwise deal in and with securities (which term, for the purpose of this Article VI, includes, without limitation of the generality thereof, shares of stock, other shares, bonds, debentures, notes, mortgages, or other obligations, and certificates, receipts, warrants, or other instruments representing rights or options to receive, purchase or subscribe for any of the same, or representing any other rights or interests therein or in any property or assets) created or issued by any persons, firms, associations, trusts, partnerships, corporations, joint ventures, syndicates, or governments or subdivisions thereof; to pay for securities (as defined in this Article VI) (i) in cash, (ii) by exchange of shares of stock, bonds, or other evidences of indebtedness of the Corporation for such securities acquired, (iii) in cash and by such exchange of shares of stock, bonds or evidences of indebtedness, or (iv) in any other lawful manner; and to exercise, as owner or holder of any such securities as herein defined, any and all rights, powers and privileges in respect thereof.

ARTICLE VII

No holder of: (a) any shares of stock of any class of the Corporation, common or preferred, or (b) any options, rights or warrants to purchase any stock, or (c) any shares or obligations convertible into shares of any class shall be entitled as of right as such holder to purchase or to subscribe for any unissued shares of any class nor any increased shares to be issued by reason of any increase in the authorized capital stock of the Corporation, or any bonds, certificates of indebtedness, debentures, or other securities convertible into shares of stock of the Corporation or carrying any right to purchase shares of stock of any class, whether now or hereafter authorized; and no such holder shall have any preemptive or preferential right to purchase or to subscribe for any unissued, additional or increased shares or any such bonds, certificates of indebtedness, debentures or other securities; but any such unissued, additional or increased shares of stock, and any such bonds, certificates of indebtedness, debentures or other securities convertible into shares of stock or carrying any right to purchase shares may be issued, sold, exchanged or disposed of from time to time by authority of the Board of Directors of the Corporation to such persons, firms, or corporations and for such consideration and upon such terms as the Board of Directors in the exercise of its discretion shall from time to time determine and deem advisable.

ARTICLE VIII

The Board of Directors of the Corporation shall have power by vote of a majority of the directors then holding office and without the assent or vote of the shareholders to adopt, make, alter, amend and rescind the Bylaws of the Corporation.

ARTICLE IX

To the fullest extent permitted by the North Carolina Business Corporation Act, as the same exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation, its shareholders or otherwise for monetary damage for breach of his duty as a director. Any repeal or modification of this Article IX shall be prospective only and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ANNEX A

STANDARD PROVISIONS

Section 1. General Matters. Each share of Designated Preferred Stock shall be identical in all respects to every other share of Designated Preferred Stock. The Designated Preferred Stock shall be perpetual, subject to the provisions of Section 5 of these Standard Provisions that form a part of the Articles of Incorporation. The Designated Preferred Stock shall rank equally with Parity Stock and shall rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any dissolution, liquidation or winding up of the Corporation.

Section 2. Standard Definitions. As used herein with respect to Designated Preferred Stock:

(a) “Applicable Dividend Rate” means (i) during the period from the Original Issue Date to, but excluding, the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 5% per annum and (ii) from and after the first day of the first Dividend Period commencing on or after the fifth anniversary of the Original Issue Date, 9% per annum.

(b) “Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

(c) “Articles of Incorporation” means the Articles of Incorporation relating to the Designated Preferred Stock, of which these Standard Provisions form a part, as may be amended from time to time.

(d) “Business Combination” means a merger, consolidation, statutory share exchange or similar transaction that requires the approval of the Corporation’s stockholders.

(e) “Business Day” means any day except Saturday, Sunday and any day on which banking institutions in the State of New York generally are authorized or required by law or other governmental actions to close.

(f) “Bylaws” means the bylaws of the Corporation, as they may be amended from time to time.

(g) “Charter” means the Corporation’s certificate or articles of incorporation, articles of association, or similar organizational document.

(h) “Dividend Period” has the meaning set forth in Section 3(a).

(i) “Dividend Record Date” has the meaning set forth in Section 3(a).

(j) “Liquidation Preference” has the meaning set forth in Section 4(a).

(k) “Original Issue Date” means the date on which shares of Designated Preferred Stock are first issued.

(l) “Preferred Director” has the meaning set forth in Section 7(b).

(m) “Preferred Stock” means any and all series of preferred stock of the Corporation, including the Designated Preferred Stock.

(n) “Qualified Equity Offering” means the sale and issuance for cash by the Corporation to persons other than the Corporation or any of its subsidiaries after the Original Issue Date of shares of perpetual Preferred Stock, Common Stock or any combination of such stock, that, in each case, qualify as and may be included in Tier 1 capital of the Corporation at the time of issuance under the applicable risk-based capital guidelines of the Corporation’s Appropriate Federal Banking Agency (other than any such sales and issuances made pursuant to agreements or arrangements entered into, or pursuant to financing plans which were publicly announced, on or prior to October 13, 2008).

(o) “Share Dilution Amount” has the meaning set forth in Section 3(b).

(p) “Standard Provisions” mean these Standard Provisions that form a part of the Articles of Incorporation relating to the Designated Preferred Stock.

(q) “Successor Preferred Stock” has the meaning set forth in Section 5(a).

(r) “Voting Parity Stock” means, with regard to any matter as to which the holders of Designated Preferred Stock are entitled to vote as specified in Sections 7(a) and 7(b) of these Standard Provisions that form a part of the Articles of Incorporation, any and all series of Parity Stock upon which like voting rights have been conferred and are exercisable with respect to such matter.

Section 3. Dividends.

(a) Rate. Holders of Designated Preferred Stock shall be entitled to receive, on each share of Designated Preferred Stock if, as and when declared by the Board of Directors or any duly authorized committee of the Board of Directors, but only out of assets legally available therefor, cumulative cash dividends with respect to each Dividend Period (as defined below) at a rate per annum equal to the Applicable Dividend Rate on (i) the Liquidation Amount per share of Designated Preferred Stock and (ii) the amount of accrued and unpaid dividends for any prior Dividend Period on such share of Designated Preferred Stock, if any. Such dividends shall begin to accrue and be cumulative from the Original Issue Date, shall compound on each subsequent Dividend Payment Date (i.e., no dividends shall accrue on other dividends unless and until the first Dividend Payment Date for such other dividends has passed without such other dividends having been paid on such date) and shall be payable quarterly in arrears on each Dividend Payment Date, commencing with the first such Dividend Payment Date to occur at least 20 calendar days after the Original Issue Date. In the event that any Dividend Payment Date would otherwise fall on a day that is not a Business Day, the dividend payment due on that date will be postponed to the next day that is a Business Day and no additional dividends will accrue as a result of that postponement. The period from and including any Dividend Payment Date to, but excluding, the next Dividend Payment Date is a “Dividend Period”, provided that the initial Dividend Period shall be the period from and including the Original Issue Date to, but excluding, the next Dividend Payment Date.

Dividends that are payable on Designated Preferred Stock in respect of any Dividend Period shall be computed on the basis of a 360-day year consisting of twelve 30-day months. The amount of dividends payable on Designated Preferred Stock on any date prior to the end of a Dividend Period, and for the initial Dividend Period, shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and actual days elapsed over a 30-day month.

Dividends that are payable on Designated Preferred Stock on any Dividend Payment Date will be payable to holders of record of Designated Preferred Stock as they appear on the stock register of the Corporation on the applicable record date, which shall be the 15th calendar day immediately preceding such Dividend Payment Date or such other record date fixed by the Board of Directors or any duly authorized committee of the Board of Directors that is not more than 60 nor less than 10 days prior to such Dividend Payment Date (each, a “Dividend Record Date”). Any such day that is a Dividend Record Date shall be a Dividend Record Date whether or not such day is a Business Day.

Holders of Designated Preferred Stock shall not be entitled to any dividends, whether payable in cash, securities or other property, other than dividends (if any) declared and payable on Designated Preferred Stock as specified in this Section 3 (subject to the other provisions of the Articles of Incorporation).

(b) Priority of Dividends. So long as any share of Designated Preferred Stock remains outstanding, no dividend or distribution shall be declared or paid on the Common Stock or any other shares of Junior Stock (other than dividends payable solely in shares of Common Stock) or Parity Stock, subject to the immediately following paragraph in the case of Parity Stock, and no Common Stock, Junior Stock or Parity Stock shall be, directly or indirectly, purchased, redeemed or otherwise acquired for consideration by the Corporation or any of its subsidiaries unless all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been or are contemporaneously declared and paid in full (or have been declared and a sum sufficient for the payment thereof has been set aside for the benefit of the holders of shares of Designated Preferred Stock on the applicable record date). The foregoing limitation shall not apply to (i) redemptions, purchases or other acquisitions of shares of Common Stock or other Junior Stock in connection with the administration of any employee benefit plan in the ordinary course of business (including purchases to offset the Share Dilution Amount (as defined below) pursuant to a publicly announced repurchase plan) and consistent with past practice, provided that any purchases to offset the Share Dilution Amount shall in no event exceed the Share Dilution Amount; (ii) purchases or other acquisitions by a broker-dealer subsidiary of the Corporation solely for the purpose of market-making, stabilization or customer facilitation transactions in Junior Stock or Parity Stock in the ordinary course of its business; (iii) purchases by a broker-dealer subsidiary of the Corporation of capital stock of the Corporation for resale pursuant to an offering by the Corporation of such capital stock underwritten by such broker-dealer subsidiary; (iv) any dividends or distributions of rights or Junior Stock in connection with a stockholders’ rights plan or any redemption or repurchase of rights pursuant to any stockholders’ rights plan; (v) the acquisition by the Corporation or any of its subsidiaries of record ownership in Junior Stock or Parity Stock for the beneficial ownership of any other persons (other than the Corporation or any of its subsidiaries), including as trustees or custodians; and (vi) the exchange or conversion of Junior Stock for or into other Junior Stock or of Parity Stock for or into other Parity Stock (with the same or lesser aggregate liquidation amount) or Junior Stock, in each case, solely to the extent required pursuant to binding contractual agreements entered into prior to the Signing Date or any subsequent agreement for the accelerated exercise, settlement or exchange thereof for Common Stock. “Share Dilution Amount” means the increase in the number of diluted shares outstanding (determined in accordance with generally accepted accounting principles in the United States, and as measured from the date of the Corporation’s consolidated financial statements most recently filed with the Securities and Exchange Commission prior to the Original Issue Date) resulting from the grant, vesting or exercise of equity-based compensation to employees and equitably adjusted for any stock split, stock dividend, reverse stock split, reclassification or similar transaction.

When dividends are not paid (or declared and a sum sufficient for payment thereof set aside for the benefit of the holders thereof on the applicable record date) on any Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within a Dividend Period related to such Dividend Payment Date) in full upon Designated Preferred Stock and any shares of Parity Stock, all dividends declared on Designated Preferred Stock and all such Parity Stock and payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) shall be declared pro rata so that the respective amounts of such dividends declared shall bear the same ratio to each other as all accrued and unpaid dividends per share on the shares of Designated Preferred Stock (including, if applicable as provided in Section 3(a) above, dividends on such amount) and all Parity Stock payable on such Dividend Payment Date (or, in the case of Parity Stock having dividend payment dates different from the Dividend Payment Dates, on a dividend payment date falling within the Dividend Period related to such Dividend Payment Date) (subject to their having been declared by the Board of Directors or a duly authorized committee of the Board of Directors out of legally available funds and including, in the case of Parity Stock that bears cumulative dividends, all accrued but unpaid dividends) bear to each other. If the Board of Directors or a duly authorized committee of the Board of Directors determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide written notice to the holders of Designated Preferred Stock prior to such Dividend Payment Date. Subject to the foregoing, and not otherwise, such dividends (payable in cash, securities or other property) as may be determined by the Board of Directors or any duly authorized committee of the Board of Directors may be declared and paid on any securities, including Common Stock and other Junior Stock, from time to time out of any funds legally available for such payment, and holders of Designated Preferred Stock shall not be entitled to participate in any such dividends.

Section 4. Liquidation Rights.

(a) Voluntary or Involuntary Liquidation. In the event of any liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, holders of

Designated Preferred Stock shall be entitled to receive for each share of Designated Preferred Stock, out of the assets of the Corporation or proceeds thereof (whether capital or surplus) available for distribution to stockholders of the Corporation, subject to the rights of any creditors of the Corporation, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other stock of the Corporation ranking junior to Designated Preferred Stock as to such distribution, payment in full in an amount equal to the sum of (i) the Liquidation Amount per share and (ii) the amount of any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount), whether or not declared, to the date of payment (such amounts collectively, the “Liquidation Preference”).

(b) Partial Payment. If in any distribution described in Section 4(a) above the assets of the Corporation or proceeds thereof are not sufficient to pay in full the amounts payable with respect to all outstanding shares of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution, holders of Designated Preferred Stock and the holders of such other stock shall share ratably in any such distribution in proportion to the full respective distributions to which they are entitled.

(c) Residual Distributions. If the Liquidation Preference has been paid in full to all holders of Designated Preferred Stock and the corresponding amounts payable with respect of any other stock of the Corporation ranking equally with Designated Preferred Stock as to such distribution has been paid in full, the holders of other stock of the Corporation shall be entitled to receive all remaining assets of the Corporation (or proceeds thereof) according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 4, the merger or consolidation of the Corporation with any other corporation or other entity, including a merger or consolidation in which the holders of Designated Preferred Stock receive cash, securities or other property for their shares, or the sale, lease or exchange (for cash, securities or other property) of all or substantially all of the assets of the Corporation, shall not constitute a liquidation, dissolution or winding up of the Corporation.

Section 5. Redemption.

(a) Optional Redemption. Except as provided below, the Designated Preferred Stock may not be redeemed prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date. On or after the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, out of funds legally available therefor, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption.

Notwithstanding the foregoing, prior to the first Dividend Payment Date falling on or after the third anniversary of the Original Issue Date, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may redeem, in whole or in part, at any time and from time to time, the shares of Designated Preferred Stock at the time outstanding, upon notice given as provided in Section 5(c) below, at a redemption price equal to the sum of (i) the Liquidation Amount per share and (ii) except as otherwise provided below, any accrued and unpaid dividends (including, if applicable as provided in Section 3(a) above, dividends on such amount) (regardless of whether any dividends are actually declared) to, but excluding, the date fixed for redemption; provided that (x) the Corporation (or any successor by Business Combination) has received aggregate gross proceeds of not less than the Minimum Amount (plus the “Minimum Amount” as defined in the relevant articles of amendment for each other outstanding series of preferred stock of such successor that was originally issued to the United States Department of the Treasury (the “Successor Preferred Stock”) in connection with the Troubled Asset Relief Program Capital Purchase Program) from one or more Qualified Equity Offerings (including Qualified Equity Offerings of such successor), and (y) the aggregate redemption price of the Designated Preferred Stock (and any Successor Preferred Stock) redeemed pursuant to this paragraph may not exceed the aggregate net cash proceeds received by the Corporation (or any successor by Business Combination) from such Qualified Equity Offerings (including Qualified Equity Offerings of such successor).

The redemption price for any shares of Designated Preferred Stock shall be payable on the redemption date to the holder of such shares against surrender of the certificate(s) evidencing such shares to the Corporation or its agent. Any declared but unpaid dividends payable on a redemption date that occurs subsequent to the Dividend Record Date for a Dividend Period shall not be paid to the holder entitled to receive the redemption price on the redemption date, but rather shall be paid to the holder of record of the redeemed shares on such Dividend Record Date relating to the Dividend Payment Date as provided in Section 3 above.

(b) No Sinking Fund. The Designated Preferred Stock will not be subject to any mandatory redemption, sinking fund or other similar provisions. Holders of Designated Preferred Stock will have no right to require redemption or repurchase of any shares of Designated Preferred Stock.

(c) Notice of Redemption. Notice of every redemption of shares of Designated Preferred Stock shall be given by first class mail, postage prepaid, addressed to the holders of record of the shares to be redeemed at their respective last addresses appearing on the books of the Corporation. Such mailing shall be at least 30 days and not more than 60 days before the date fixed for redemption. Any notice mailed as provided in this Subsection shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail, or any defect in such notice or in the mailing thereof, to any holder of shares of Designated Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Designated Preferred Stock.

Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any other similar facility, notice of redemption may be given to the holders of Designated Preferred Stock at such time and in any manner permitted by such facility. Each notice of redemption given to a holder shall state: (1) the redemption date; (2) the number of shares of Designated Preferred Stock to be redeemed and, if less than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (3) the redemption price; and (4) the place or places where certificates for such shares are to be surrendered for payment of the redemption price.

(d) Partial Redemption. In case of any redemption of part of the shares of Designated Preferred Stock at the time outstanding, the shares to be redeemed shall be selected either pro rata or in such other manner as the Board of Directors or a duly authorized committee thereof may determine to be fair and equitable. Subject to the provisions hereof, the Board of Directors or a duly authorized committee thereof shall have full power and authority to prescribe the terms and conditions upon which shares of Designated Preferred Stock shall be redeemed from time to time. If fewer than all the shares represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares without charge to the holder thereof.

(e) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been deposited by the Corporation, in trust for the pro rata benefit of the holders of the shares called for redemption, with a bank or trust company doing business in the Borough of Manhattan, The City of New York, and having a capital and surplus of at least $500 million and selected by the Board of Directors, so as to be and continue to be available solely therefor, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date dividends shall cease to accrue on all shares so called for redemption, all shares so called for redemption shall no longer be deemed outstanding and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company, without interest. Any funds unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released to the Corporation, after which time the holders of the shares so called for redemption shall look only to the Corporation for payment of the redemption price of such shares.

(f) Status of Redeemed Shares. Shares of Designated Preferred Stock that are redeemed, repurchased or otherwise acquired by the Corporation shall revert to authorized but unissued shares of Preferred Stock (provided that any such cancelled shares of Designated Preferred Stock may be reissued only as shares of any series of Preferred Stock other than Designated Preferred Stock).

Section 6. Conversion. Holders of Designated Preferred Stock shares shall have no right to exchange or convert such shares into any other securities.

Section 7. Voting Rights.

(a) General. The holders of Designated Preferred Stock shall not have any voting rights except as set forth below or as otherwise from time to time required by law.

(b) Preferred Stock Directors. Whenever, at any time or times, dividends payable on the shares of Designated Preferred Stock have not been paid for an aggregate of six quarterly

Dividend Periods or more, whether or not consecutive, the authorized number of directors of the Corporation shall automatically be increased by two and the holders of the Designated Preferred Stock shall have the right, with holders of shares of any one or more other classes or series of Voting Parity Stock outstanding at the time, voting together as a class, to elect two directors (hereinafter the “Preferred Directors” and each a “Preferred Director”) to fill such newly created directorships at the Corporation’s next annual meeting of stockholders (or at a special meeting called for that purpose prior to such next annual meeting) and at each subsequent annual meeting of stockholders until all accrued and unpaid dividends for all past Dividend Periods, including the latest completed Dividend Period (including, if applicable as provided in Section 3(a) above, dividends on such amount), on all outstanding shares of Designated Preferred Stock have been declared and paid in full at which time such right shall terminate with respect to the Designated Preferred Stock, except as herein or by law expressly provided, subject to revesting in the event of each and every subsequent default of the character above mentioned; provided that it shall be a qualification for election for any Preferred Director that the election of such Preferred Director shall not cause the Corporation to violate any corporate governance requirements of any securities exchange or other trading facility on which securities of the Corporation may then be listed or traded that listed or traded companies must have a majority of independent directors. Upon any termination of the right of the holders of shares of Designated Preferred Stock and Voting Parity Stock as a class to vote for directors as provided above, the Preferred Directors shall cease to be qualified as directors, the term of office of all Preferred Directors then in office shall terminate immediately and the authorized number of directors shall be reduced by the number of Preferred Directors elected pursuant hereto. Any Preferred Director may be removed at any time, with or without cause, and any vacancy created thereby may be filled, only by the affirmative vote of the holders a majority of the shares of Designated Preferred Stock at the time outstanding voting separately as a class together with the holders of shares of Voting Parity Stock, to the extent the voting rights of such holders described above are then exercisable. If the office of any Preferred Director becomes vacant for any reason other than removal from office as aforesaid, the remaining Preferred Director may choose a successor who shall hold office for the unexpired term in respect of which such vacancy occurred.

(c) Class Voting Rights as to Particular Matters. So long as any shares of Designated Preferred Stock are outstanding, in addition to any other vote or consent of stockholders required by law or by the Charter, the vote or consent of the holders of at least 66 2/3% of the shares of Designated Preferred Stock at the time outstanding, voting as a separate class, given in person or by proxy, either in writing without a meeting or by vote at any meeting called for the purpose, shall be necessary for effecting or validating:

(i) Authorization of Senior Stock. Any amendment or alteration of the Articles of Incorporation for the Designated Preferred Stock or the Charter to authorize or create or increase the authorized amount of, or any issuance of, any shares of, or any securities convertible into or exchangeable or exercisable for shares of, any class or series of capital stock of the Corporation ranking senior to Designated Preferred Stock with respect to either or both the payment of dividends and/or the distribution of assets on any liquidation, dissolution or winding up of the Corporation;

(ii) Amendment of Designated Preferred Stock. Any amendment, alteration or repeal of any provision of the Articles of Incorporation for the Designated Preferred

Stock or the Charter (including, unless no vote on such merger or consolidation is required by Section 7(c)(iii) below, any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to adversely affect the rights, preferences, privileges or voting powers of the Designated Preferred Stock; or

(iii) Share Exchanges, Reclassifications, Mergers and Consolidations. Any consummation of a binding share exchange or reclassification involving the Designated Preferred Stock, or of a merger or consolidation of the Corporation with another corporation or other entity, unless in each case (x) the shares of Designated Preferred Stock remain outstanding or, in the case of any such merger or consolidation with respect to which the Corporation is not the surviving or resulting entity, are converted into or exchanged for preference securities of the surviving or resulting entity or its ultimate parent, and (y) such shares remaining outstanding or such preference securities, as the case may be, have such rights, preferences, privileges and voting powers, and limitations and restrictions thereof, taken as a whole, as are not materially less favorable to the holders thereof than the rights, preferences, privileges and voting powers, and limitations and restrictions thereof, of Designated Preferred Stock immediately prior to such consummation, taken as a whole;

provided, however, that for all purposes of this Section 7(c), any increase in the amount of the authorized Preferred Stock, including any increase in the authorized amount of Designated Preferred Stock necessary to satisfy preemptive or similar rights granted by the Corporation to other persons prior to the Signing Date, or the creation and issuance, or an increase in the authorized or issued amount, whether pursuant to preemptive or similar rights or otherwise, of any other series of Preferred Stock, or any securities convertible into or exchangeable or exercisable for any other series of Preferred Stock, ranking equally with and/or junior to Designated Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the rights, preferences, privileges or voting powers, and shall not require the affirmative vote or consent of, the holders of outstanding shares of the Designated Preferred Stock.

(d) Changes after Provision for Redemption. No vote or consent of the holders of Designated Preferred Stock shall be required pursuant to Section 7(c) above if, at or prior to the time when any such vote or consent would otherwise be required pursuant to such Section, all outstanding shares of the Designated Preferred Stock shall have been redeemed, or shall have been called for redemption upon proper notice and sufficient funds shall have been deposited in trust for such redemption, in each case pursuant to Section 5 above.

(e) Procedures for Voting and Consents. The rules and procedures for calling and conducting any meeting of the holders of Designated Preferred Stock (including, without limitation, the fixing of a record date in connection therewith), the solicitation and use of proxies at such a meeting, the obtaining of written consents and any other aspect or matter with regard to such a meeting or such consents shall be governed by any rules of the Board of Directors or any duly authorized committee of the Board of Directors, in its discretion, may adopt from time to time, which rules and procedures shall conform to the requirements of the Charter, the Bylaws, and applicable law and the rules of any national securities exchange or other trading facility on which Designated Preferred Stock is listed or traded at the time.

Section 8. Record Holders. To the fullest extent permitted by applicable law, the Corporation and the transfer agent for Designated Preferred Stock may deem and treat the record holder of any share of Designated Preferred Stock as the true and lawful owner thereof for all purposes, and neither the Corporation nor such transfer agent shall be affected by any notice to the contrary.

Section 9. Notices. All notices or communications in respect of Designated Preferred Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Articles of Incorporation, in the Charter or Bylaws or by applicable law. Notwithstanding the foregoing, if shares of Designated Preferred Stock are issued in book-entry form through The Depository Trust Corporation or any similar facility, such notices may be given to the holders of Designated Preferred Stock in any manner permitted by such facility.

Section 10. No Preemptive Rights. No share of Designated Preferred Stock shall have any rights of preemption whatsoever as to any securities of the Corporation, or any warrants, rights or options issued or granted with respect thereto, regardless of how such securities, or such warrants, rights or options, may be designated, issued or granted.

Section 11. Replacement Certificates. The Corporation shall replace any mutilated certificate at the holder’s expense upon surrender of that certificate to the Corporation. The Corporation shall replace certificates that become destroyed, stolen or lost at the holder’s expense upon delivery to the Corporation of reasonably satisfactory evidence that the certificate has been destroyed, stolen or lost, together with any indemnity that may be reasonably required by the Corporation.

Section 12. Other Rights. The shares of Designated Preferred Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein or in the Charter or as provided by applicable law.

STATE OF NORTH CAROLINA

Department of the Secretary of State

ARTICLES OF AMENDMENT

BUSINESS CORPORATION

Pursuant to §55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Articles of Incorporation.

1.	The name of the corporation is: BB&T Corporation.

2.	The text of the amendment adopted is as follows: the Articles of Incorporation are amended by deleting the number “1,000,000,000” in the first sentence and in clause (a) of Article IV and substituting the number “2,000,000,000” in lieu thereof. Accordingly, as amended:

(A) The first sentence of Article IV shall read in its entirety as follows:

“The Corporation shall have the authority to issue 2,000,000,000 shares of Common Stock, par value $5.00 each, and 5,000,000 shares of Preferred Stock, par value $5.00 each.”

(B) Clause (a) of Article IV shall read in its entirety as follows:

“(a) The first class is Common Stock in the amount of 2,000,000,000 shares, par value $5.00 each share.”

3.	The date of adoption of the amendment was April 27, 2010.

4.	The amendment was approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.

5.	These articles will be effective upon filing.

This the 10th day of May, 2010.

BB&T CORPORATION

By:	/s/Frances B. Jones
Frances B. Jones
Executive Vice President, General Counsel, Corporate Secretary and Chief Corporate Governance Officer

ARTICLES OF AMENDMENT

OF

BB&T CORPORATION

BB&T Corporation, a corporation organized and existing under the laws of the State of North Carolina (the “Corporation”), for the purpose of amending its articles of incorporation to fix the preferences, limitations and relative rights of a new series of its Preferred Stock in accordance with the provisions of Sections 55-6-02 and 55-10-06 of the North Carolina Business Corporations Act, hereby submits these Articles of Amendment:

1. The name of the corporation is: BB&T CORPORATION.

2. The following text will be added to Article IV of the articles of incorporation (as restated effective February 27, 2009 and amended effective May 10, 2010) of the Corporation to set forth the terms of the Corporation’s Series D Non-Cumulative Perpetual Preferred Stock, by adding a new section (e) to such Article IV:

(e) Series D Non-Cumulative Perpetual Preferred Stock.

Section 1. Designation. The designation of the series of preferred stock shall be Series D Non-Cumulative Perpetual Preferred Stock (hereinafter referred to as the “Series D Preferred Stock”). Each share of Series D Preferred Stock shall be identical in all respects to every other share of Series D Preferred Stock. Series D Preferred Stock will rank equally with Parity Stock, if any, and will rank senior to Junior Stock with respect to the payment of dividends and the distribution of assets in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 2. Number of Shares. The number of authorized shares of Series D Preferred Stock shall be 23,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock) or decreased (but not below the number of shares of Series D Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation and by the filing of articles pursuant to the provisions of the North Carolina Business Corporation Act stating that such increase or reduction, as the case may be, has been so authorized. The Corporation shall have the authority to issue fractional shares of Series D Preferred Stock.

Section 3. Definitions. As used herein with respect to Series D Preferred Stock:

“Appropriate Federal Banking Agency” means the “appropriate Federal banking agency” with respect to the Corporation as defined in Section 3(q) of the Federal Deposit Insurance Act (12 U.S.C. Section 1813(q)), or any successor provision.

“Business Day” means each Monday, Tuesday, Wednesday, Thursday or Friday on which banking institutions are not authorized or obligated by law, regulation or executive order to close in New York, New York or Winston-Salem, North Carolina.

“Depositary Company” shall have the meaning set forth in Section 6(d) hereof.

“Dividend Payment Date” shall have the meaning set forth in Section 4(a) hereof.

“Dividend Period” shall have the meaning set forth in Section 4(a) hereof.

“DTC” means The Depository Trust Company, together with its successors and assigns.

“Junior Stock” means the Corporation’s common stock and any other class or series of stock of the Corporation hereafter authorized over which Series D Preferred Stock has preference or priority in the payment of dividends or in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Parity Stock” means any other class or series of stock of the Corporation that ranks on parity with Series D Preferred Stock in the payment of dividends and in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Preferred Director” shall have the meaning set forth in Section 7(c)(i) hereof.

“Redemption Price” shall have the meaning set forth in Section 6(a) hereof.

“Regulatory Capital Treatment Event” means the Corporation’s determination, in good faith, that, as a result of (i) any amendment to, or change in, the laws or regulations of the United States or any political subdivision of or in the United States that is enacted or becomes effective after the initial issuance of any share of Series D Preferred Stock, (ii) any proposed change in those laws or regulations that is announced after the initial issuance of any share of Series D Preferred Stock, or (iii) any official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of any share of Series D Preferred Stock, there is more than an insubstantial risk that the Corporation will not be entitled to treat the full liquidation value of the shares of Series D Preferred Stock then outstanding as “tier 1 capital” (or its equivalent) for purposes of the capital adequacy guidelines of the Appropriate Federal Banking Agency, as then in effect and applicable, for as long as any share of Series D Preferred Stock is outstanding.

“Series D Preferred Stock” shall have the meaning set forth in Section 1 hereof.

Section 4. Dividends.

(a) Rate. Holders of Series D Preferred Stock shall be entitled to receive, if, as and when declared by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, but only out of assets legally available therefor, non-cumulative cash dividends on the liquidation preference of $25,000 per share of Series D Preferred Stock, and no more, payable quarterly in arrears on each February 1, May 1, August 1 or November 1; provided, however, if any such day is not a Business Day, then payment of any dividend otherwise payable on that date will be made on the next succeeding day that is a Business Day (without any interest or other payment in respect of such delay) (each such day on which dividends are payable a “Dividend Payment Date”). The period from and including the date of issuance of the Series D Preferred Stock or any Dividend Payment Date to but excluding the next Dividend Payment Date is a “Dividend Period.” Dividends on each share of Series D Preferred Stock will accrue on the liquidation preference of $25,000 per share at a rate per annum equal to 5.85%. The record date for payment of dividends on the Series D Preferred Stock shall be the last Business Day of the calendar month immediately preceding the month during which the Dividend Payment Date falls. The amount of dividends payable shall be computed on the basis of a 360-day year consisting of twelve 30-day months. Notwithstanding any other provision hereof, dividends on the Series D Preferred Stock shall not be declared, paid or set aside for payment to the extent such act would cause the Corporation to fail to comply with laws and regulations applicable thereto, including applicable capital adequacy guidelines.

(b) Non-Cumulative Dividends. Dividends on shares of Series D Preferred Stock shall be non-cumulative. To the extent that any dividends payable on the shares of Series D Preferred Stock on any Dividend Payment Date are not declared and paid, in full or otherwise, on such Dividend Payment Date, then such unpaid dividends shall not cumulate and shall not accrue or be payable for such Dividend Period, and the Corporation shall have no obligation to pay, and the holders of Series D Preferred Stock shall have no right to receive, dividends for such Dividend Period after the Dividend Payment Date for such Dividend Period or interest with respect to such dividends, whether or not dividends are declared for any subsequent Dividend Period with respect to Series D Preferred Stock, Parity Stock, Junior Stock or any other class or series of authorized preferred stock of the Corporation.

(c) Priority of Dividends. So long as any share of Series D Preferred Stock remains outstanding, (i) no dividend shall be declared or paid or set aside for payment and no distribution shall be declared or made or set aside for payment on any Junior Stock, other than a dividend payable solely in Junior Stock, (ii) no shares of Junior Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation, directly or indirectly (other than as a result of a reclassification of Junior Stock for or into Junior Stock, or the exchange or conversion of one share of Junior Stock for or into another share of Junior Stock, and other than through the use of the proceeds of a substantially contemporaneous sale of other shares of Junior Stock), nor shall any monies be paid to or made available for a sinking fund for the redemption of any such securities by the Corporation and (iii) no shares of Parity Stock shall be repurchased, redeemed or otherwise acquired for consideration by the Corporation otherwise than pursuant to pro rata offers to purchase all, or a pro rata portion, of the Series D Preferred Stock and such Parity Stock except by conversion into or exchange for Junior Stock, in each case unless full dividends on all outstanding shares of Series D Preferred Stock for the then-current Dividend Period have been paid in full or declared and a sum sufficient for the payment thereof set aside. When dividends are not paid in full upon the shares of Series D Preferred Stock and any Parity Stock, all dividends declared upon shares of Series D Preferred Stock and any Parity Stock shall be declared on a proportional basis so that the amount of dividends declared per share will bear to each other the same ratio that accrued dividends for the then-current Dividend Period per share on Series D Preferred Stock, and accrued dividends, including any accumulations, on Parity Stock, bear to each other. No interest will be payable in respect of any dividend payment on shares of Series D Preferred Stock that may be in arrears. If the Board of Directors of the Corporation determines not to pay any dividend or a full dividend on a Dividend Payment Date, the Corporation will provide, or cause to be provided, written notice to the holders of the Series D Preferred Stock prior to such date. Subject to the foregoing, and not otherwise, dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may be declared and paid on any Junior Stock from time to time out of any assets legally available therefor, and the shares of Series D Preferred Stock or Parity Stock shall not be entitled to participate in any such dividend.

Section 5. Liquidation Rights.

(a) Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, holders of Series D Preferred Stock shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series D Preferred Stock upon liquidation and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in the amount of the liquidation preference of $25,000 per share, plus any authorized, declared and unpaid dividends, without accumulation of any undeclared dividends, to the date of liquidation. The holder of Series D Preferred Stock shall not be entitled to any further payments in the event of any such voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation other than what is expressly provided for in this Section 5.

(b) Partial Payment. If the assets of the Corporation are not sufficient to pay in full the liquidation preference plus any authorized, declared and unpaid dividends to all holders of Series D Preferred Stock and all holders of any Parity Stock, the amounts paid to the holders of Series D Preferred Stock and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidation preferences plus any authorized, declared and unpaid dividends of Series D Preferred Stock and all such Parity Stock.

(c) Residual Distributions. If the liquidation preference plus any authorized, declared and unpaid dividends has been paid in full to all holders of Series D Preferred Stock and all holders of any Parity Stock, the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

(d) Merger, Consolidation and Sale of Assets Not Liquidation. For purposes of this Section 5, the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the property and assets of the Corporation shall not be deemed a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation, nor shall the merger, consolidation or any other business combination transaction of the Corporation into or with any other corporation or person or the merger, consolidation or any other business combination transaction of any other corporation or person into or with the Corporation be deemed to be a voluntary or involuntary dissolution, liquidation or winding up of the affairs of the Corporation.

Section 6. Redemption.

(a) Optional Redemption. The Corporation, at the option of its Board of Directors or any duly authorized committee of the Board of Directors of the Corporation, may redeem in whole or in part the shares of Series D Preferred Stock at the time outstanding, on the Dividend Payment Date on May 1, 2017 or on any Dividend Payment Date thereafter, upon notice given as provided in Section 6(b) below. The redemption price for shares of Series D Preferred Stock shall be $25,000 per share plus dividends that have been declared but not paid (the “Redemption Price”). Notwithstanding the foregoing, within 90 days following the occurrence of a Regulatory Capital Treatment Event, the Corporation, at its option, subject to the approval of the Appropriate Federal Banking Agency, may provide notice of its intent to redeem, as provided in Subsection (b) below, all (but not less than all) of the shares of Series D Preferred Stock at the time outstanding at the Redemption Price applicable on such date of redemption.

(b) Notice of Redemption. Notice of every redemption of shares of Series D Preferred Stock shall be either (1) mailed by first class mail, postage prepaid, addressed to the holders of record of such shares to be redeemed at their respective last addresses appearing on the stock register of the Corporation or (2) transmitted by such other method approved by the Depositary Company, in its reasonable discretion, to the holders of record of such shares to be redeemed. Such mailing or transmittal shall be at least 30 days and not more than 60 days before the date fixed for redemption. Notwithstanding the foregoing, if the Series D Preferred Stock is held in book-entry form through DTC, the Corporation may give such notice in any manner permitted by DTC. Any notice mailed or transmitted as provided in this Section 6(b) shall be conclusively presumed to have been duly given, whether or not the holder receives such notice, but failure duly to give such notice by mail or other transmission, or any defect in such notice or in the mailing or transmittal thereof, to any holder of shares of Series D Preferred Stock designated for redemption shall not affect the validity of the proceedings for the redemption of any other shares of Series D Preferred Stock. Each notice shall state (i) the redemption date; (ii) the number of shares of Series D Preferred Stock to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed by such holder; (iii) the Redemption Price; (iv) the place or places where the certificates for such shares are to be surrendered for payment of the Redemption Price; and (v) that dividends on the shares to be redeemed will cease to accrue on the redemption date.

(c) Partial Redemption. In case of any redemption of only part of the shares of Series D Preferred Stock at the time outstanding, the shares of Series D Preferred Stock to be redeemed shall be selected either pro rata from the holders of record of Series D Preferred Stock in proportion to the number of Series D Preferred Stock held by such holders or by lot or in such other manner as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine to be fair and equitable. Subject to the provisions of this Section 6, the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors shall have full power and authority to prescribe the terms and conditions upon which shares of Series D Preferred Stock shall be redeemed from time to time.

(d) Effectiveness of Redemption. If notice of redemption has been duly given and if on or before the redemption date specified in the notice all funds necessary for the redemption have been set aside by the Corporation, separate and apart from its other assets, in trust for the pro rata benefit of the holders of the shares called for redemption, so as to be and continue to be available therefor, or deposited by the Corporation with a bank or trust company selected by the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors (the “Depositary Company”) in trust for the pro rata benefit of the holders of the shares called for redemption, then, notwithstanding that any certificate for any share so called for redemption has not been surrendered for cancellation, on and after the redemption date all shares so called for redemption shall cease to be outstanding, all dividends with respect to such shares shall cease to accrue after such redemption date, and all rights with respect to such shares shall forthwith on such redemption date cease and terminate, except only the right of the holders thereof to receive the amount payable on such redemption from such bank or trust company at any time after the redemption date from the funds so deposited, without interest. The Corporation shall be entitled to receive, from time to time, from the Depositary Company any interest accrued on such funds, and the holders of any shares called for redemption shall have no claim to any such interest. Any funds so deposited and unclaimed at the end of three years from the redemption date shall, to the extent permitted by law, be released or repaid to the Corporation, and in the event of such repayment to the Corporation, the holders of record of the shares so called for redemption shall be deemed to be unsecured creditors of the Corporation for an amount equivalent to the amount deposited as stated above for the redemption of such shares and so repaid to the Corporation, but shall in no event be entitled to any interest.

Section 7. Voting Rights. The holders of Series D Preferred Stock will have no voting rights and will not be entitled to elect any directors, except as expressly provided by law and except that:

(a) Supermajority Voting Rights—Amendments. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66-2/3% of all of the shares of the Series D Preferred Stock at the time outstanding, voting separately as a class, shall be required to authorize any amendment of the articles of incorporation or of any articles amendatory thereof or supplemental thereto (including any articles of amendment or any similar document relating to any series of preferred stock) which will materially and adversely affect the powers, preferences, privileges or rights of the Series D Preferred Stock, taken as a whole; provided, however, that any increase in the amount of the authorized or issued Series D Preferred Stock or authorized preferred stock of the Corporation or the creation and issuance, or an increase in the authorized or issued amount, of other series of preferred stock ranking equally with and/or junior to the Series D Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) and/or the distribution of assets upon liquidation, dissolution or winding up of the Corporation will not be deemed to adversely affect the powers, preferences, privileges or rights of the Series D Preferred Stock.

(b) Supermajority Voting Rights—Priority. Unless the vote or consent of the holders of a greater number of shares shall then be required by law, the affirmative vote or consent of the holders of at least 66-2/3% of all of the shares of the Series D Preferred Stock and all other Parity Stock, at the time outstanding, voting as a single class without regard to series, shall be required to issue, authorize or increase the authorized amount of, or to issue or authorize any obligation or security convertible into or evidencing the right to purchase, any additional class or series of stock ranking prior to the shares of the Series D Preferred Stock and all other Parity Stock as to dividends or the distribution of assets upon liquidation, dissolution or winding up of the Corporation;

(c) Special Voting Right.

(i) Voting Right. If and whenever dividends on the Series D Preferred Stock or any other class or series of preferred stock that ranks on parity with the Series D Preferred Stock as to payment of dividends, and upon which voting rights equivalent to those granted by this Section 7(c) have been conferred and are exercisable, have not been paid in an aggregate amount equal, as to any class or series, to at least six quarterly Dividend Periods (whether consecutive or not), the number of directors constituting the Board of Directors of the Corporation shall be increased by two, and the holders of the Series D Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist), shall have the right, voting separately as a single class without regard to series, to the exclusion of the holders of common stock, to elect two directors of the Corporation to fill such newly created directorships (and to fill any vacancies in the terms of such directorships), provided that the election of such directors must not cause the Corporation to violate the corporate governance requirements of the New York Stock Exchange (or other exchange on which the Corporation’s securities may be listed) that listed companies must have a majority of independent directors and further provided that the Board of Directors of the Corporation shall at no time include more than two such directors. Each such director elected by the holders of shares of Series D Preferred Stock and any other class or series of preferred stock that ranks on parity with the Series D Preferred Stock as to payment of dividends is a “Preferred Director”.

(ii) Election. The election of the Preferred Directors will take place at any annual meeting of shareholders or any special meeting of the holders of Series D Preferred Stock and any other class or series of the Corporation’s stock that ranks on parity with Series D Preferred Stock as to payment of dividends and for which dividends have not been paid, called as provided herein. At any time after the special voting power has vested pursuant to Section 7(c)(i) above, the secretary of the Corporation may, and upon the written request of any holder of Series D Preferred Stock (addressed to the secretary at the Corporation’s principal office) must (unless such request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders, in which event such election shall be held at such next annual or special meeting of shareholders), call a special meeting of the holders of Series D Preferred Stock, and any other class or series of preferred stock that ranks on parity with Series D Preferred Stock as to payment of dividends and for which dividends have not been paid, for the election of the two directors to be elected by them as provided in Section 7(c)(iii) below. The Preferred Directors shall each be entitled to one vote per director on any matter.

(iii) Notice for Special Meeting. Notice for a special meeting will be given in a similar manner to that provided in the Corporation’s by-laws for a special meeting of the shareholders. If the secretary of the Corporation does not call a special meeting within 20 days after receipt of any such request, then any holder of Series D Preferred Stock may (at the Corporation’s expense) call such meeting, upon notice as provided in this Section 7(c)(iii), and for that purpose will have access to the stock register of the Corporation. The Preferred Directors elected at any such special meeting will hold office until the next annual meeting of the Corporation’s shareholders unless they have been previously terminated or removed pursuant to Section 7(c)(iv). In case any vacancy in the office of a Preferred Director occurs (other than prior to the initial election of the Preferred Directors), the vacancy may be filled by the written consent of the Preferred Director remaining in office, or if none remains in office, by the vote of the holders of the Series D Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) to serve until the next annual meeting of the shareholders.

(iv) Termination; Removal. Whenever full dividends have been paid regularly on the Series D Preferred Stock and any other class or series of preferred stock that ranks on parity with Series D Preferred Stock as to payment of dividends, if any, for at least four consecutive Dividend Periods, then the right of the holders of Series D Preferred Stock to elect such additional two directors will cease (but subject always to the same provisions for the vesting of the special voting rights in the case of any similar non-payment of dividends in respect of future Dividend Periods). The terms of office of the Preferred Directors will immediately terminate and the number of directors constituting the Corporation’s board of directors will be reduced accordingly. Any Preferred Director may be removed at any time without cause by the holders of record of a majority of the outstanding shares of Series D Preferred Stock (together with holders of any other class of the Corporation’s authorized preferred stock having equivalent voting rights, whether or not the holders of such preferred stock would be entitled to vote for the election of directors if such default in dividends did not exist) when they have the voting rights described in this Section 7(c).

Section 8. Conversion. The holders of Series D Preferred Stock shall not have any rights to convert such Series D Preferred Stock into shares of any other class of capital stock of the Corporation.

Section 9. Rank. Notwithstanding anything set forth in the articles of incorporation or these Articles of Amendment to the contrary, the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation, without the vote of the holders of the Series D Preferred Stock, may authorize and issue additional shares of Junior Stock, Parity Stock or, subject to the voting rights granted in Section 7(b), any class of securities ranking senior to the Series D Preferred Stock as to dividends and the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation.

Section 10. Repurchase. Subject to the limitations imposed herein, the Corporation may purchase and sell Series D Preferred Stock from time to time to such extent, in such manner, and upon such terms as the Board of Directors of the Corporation or any duly authorized committee of the Board of Directors of the Corporation may determine; provided, however, that the Corporation shall not use any of its funds for any such purchase when there are reasonable grounds to believe that the Corporation is, or by such purchase would be, rendered insolvent.

Section 11. Unissued or Reacquired Shares. Shares of Series D Preferred Stock not issued or which have been issued and converted, redeemed or otherwise purchased or acquired by the Corporation shall be restored to the status of authorized but unissued shares of preferred stock without designation as to series.

Section 12. No Sinking Fund. Shares of Series D Preferred Stock are not subject to the operation of a sinking fund.

3. The amendment to the articles of incorporation contained herein was duly adopted by the Board of Directors of the Corporation on April 24, 2012 and the Executive and Risk Management Committee of the Board of Directors of the Corporation on April 26, 2012.

4. The amendment to the articles of incorporation contained herein does not require shareholder approval pursuant to Section 55-6-02 of the North Carolina Business Corporation Act because it creates a new series of shares of a class that has no outstanding shares and does not affect a series of a class of shares in one or more of the ways described in Section 55-10-04 of the North Carolina Business Corporation Act.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, BB&T Corporation has caused these Articles of Amendment to be signed by Hal S. Johnson, its Executive Vice President and Treasurer, this 26th day of April, 2012.

BB&T CORPORATION

By:	/s/ Hal S. Johnson
Name: Hal S. Johnson
Title: Executive Vice President and Treasurer

Signature Page to Articles of Amendment of BB&T Corporation

(Series D Non-Cumulative Perpetual Preferred Stock)